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                 FORM 4

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[ ]  CHECK BOX IF NO LONGER SUBJECT TO
     SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE
     INSTRUCTION 1(B).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

-----------------------------------------------------------------------------------------------------------------------------------
1. NAME AND ADDRESS OF REPORTING |2.   ISSUER NAME AND TICKER OR TRADING          |6. RELATIONSHIP OF REPORTING PERSON
   PERSON*                       |     SYMBOL                                     |   TO ISSUER
                                 |                                                |
   Katzman   Chaim               |     EQUITY ONE, INC. (NYSE:EQY)                |   (CHECK ALL APPLICABLE)
                                 |                                                |
                                 |                                                |   [X] DIRECTOR       [X] 10% OWNER
                                 |                                                |   [X] OFFICER        [ ] OTHER
                                 |                                                |      (GIVE TITLE        (SPECIFY
                                 |                                                |       BELOW)             BELOW)
                                 |                                                |
                                 |                                                |      Chairman of the Board and CEO
                                 |                                                |
---------------------------------|------------------------------------------------|-------------------------------------------------
   (LAST)    (FIRST)   (MIDDLE)  |3.   IRS OR SOCIAL      |4. STATEMENT FOR       |7.  INDIVIDUAL OR JOINT/GROUP FILING
                                 |     SECURITY NUMBER    |   MONTH/YEAR          |    (CHECK APPLICABLE LINE)
                                 |     OF REPORTING PERSON|                       |
                                 |     (VOLUNTARY)        |                       |
                                 |                        |    Feb-03             |
   1696 N.E. MIAMI GARDENS DRIVE |                        |                       |     [X] FORM FILED BY ONE REPORTING
                                 |                        |                       |         PERSON
-------------------------------- |                        |-----------------------|
           (STREET)              |                        |5. IF AMENDMENT,       |
                                 |                        |   DATE OF             |
NORTH MIAMI BEACH  FLORIDA 33179 |                        |   ORIGINAL            |     [ ] FORM FILED BY MORE THAN ONE
                                 |                        |  (MONTH/YEAR)         |         REPORTING PERSON
---------------------------------|                        |                       |
(CITY)             (STATE) (ZIP) |                        |                       |
                                 |                        |                       |
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF       |2. TRANSACTION |2A. DEEMED  |3.TRANSACTION| 4. SECURITIES        |5. AMOUNT OF   |6.OWNERSHIP    |7.NATURE OF
   SECURITY       |   DATE        | EXECUTION  |  CODE       |  ACQUIRED (A)        |   SECURITIES  |  FORM:        |  INDIRECT
   (INST. 3)      |   (MONTH/DAY/ | DATE, IF   |  (INSTR. 8) |  OR DISPOSED         |   BENEFICIALLY|  DIRECT (D)   |  BENEFICIAL
                  |   YEAR)       | ANY(MONTH/ |             |  OF (D) (INSTR.      |   OWNED AT    |  OR INDIRECT) |  OWNERSHIP
                  |               | DAY/YEAR)  |             |  3, 4, AND 5)        |   END OF      |  (I)(INSTR. 4)|  (INSTR. 4)
                  |               |            |             |                      |   MONTH)      |               |
                  |               |            |-------------|----------------------|  (INST. 3     |               |
                  |               |            |  CODE |  V  |  AMOUNT  |(A)OR|PRICE|   AND 4)      |               |
                  |               |            |       |     |          |OR(D)|     |               |               |
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)  |      1/2/03   |            |   P   |  V  |   232    |  A  |12.35|  26861405 (6) |       D       |
------------------|---------------|------------|-------|-----|----------|-----|-----|---------------|---------------|---------------
Common Stock      |      1/2/03   |            |   P   |  V  |    62    |  A  |12.35|  26861405 (6) |       I       |    (2)
------------------|---------------|------------|-------|-----|----------|-----|-----|---------------|---------------|---------------
Common Stock      |     2/12/03   |            |   P   |     | 1,036,650|  A  |13.47|  26861405 (6) |       I       |    (3)
------------------|---------------|------------|-------|-----|----------|-----|-----|---------------|---------------|---------------
Common Stock      |     2/12/03   |            |   P   |     | 4,294,820|  A  |13.47|  26861405 (6) |       I       |    (4)
------------------|---------------|------------|-------|-----|----------|-----|-----|---------------|---------------|---------------
Common Stock      |     2/12/03   |            |   A   |     |   1,800  |  A  |     |  26861405 (6) |       D       |    (5)
------------------|---------------|------------|-------|-----|----------|-----|-----|---------------|---------------|---------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is  filed  by more than one reporting  person, see  Instruction
4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF       |2.CONVERSION |3.TRANS- |3A.        |4.TRANS-  |5.NUMBER OF    |6.DATE EXERCISABLE          | 7.TITLE AND AMOUNT
   DERIVATIVE     | OR EXERCISE | -ACTION |DEEMED     |  -ACTION | DERIVATIVE    |  AND                       | UNDERLYING
   SECURITY       | PRICE OF    | DATE    |EXECUTION  |  CODE    | SECURITIES    | (MONTH/DAY/YEAR)           | SECURITIES
   (INSTR. 3)     | DERIVATIVE  | (MONTH/ |DATE,      |  (INSTR. | ACQUIRED (A)  |                            | (INSTR. 3 AND 4)
                  | SECURITY    |  DAY/   |IF ANY     |     8)   | OR DISPOSED   |                            |
                  |             |  YEAR)  |(MONTH/DAY/|          | OF (D)(INSTR. |                            |
                  |             |         | YEAR)     |          | 3,4, AND 5)   |                            |
                  |             |         |           |          |               |                            |
                  |             |         |           |-----|----|--------|----- |--------------|-------------|---------------------
                  |             |         |           |CODE |  V |  (A)   | (D)  |    DATE      | EXPIRATION  |  TITLE | AMOUNT OR
                  |             |         |           |     |    |        |      | EXERCISABLE  |    DATE     |        | NUMBER OF
                  |             |         |           |     |    |        |      |              |             |        |   SHARES
------------------|-----------------------------------------------------------------------------------------------------------------
Employee Stock    |    $13.25   | 7/26/02 |           |  A  |  V | 170,000|      |  12/31/02    |  7/25/12    | Common |   170,000
Option            |             |         |           |     |    |        |      |              |             | Stock  |
(right to buy) (1)|             |         |           |     |    |        |      |              |             |        |
------------------|-----------------------------------------------------------------------------------------------------------------
Employee Stock    |    $13.25   | 7/26/02 |           |  A  |  V | 130,000|      |  12/31/03    |  7/25/12    | Common |   130,000
Option            |             |         |           |     |    |        |      |              |             | Stock  |
(right to buy) (1)|             |         |           |     |    |        |      |              |             |        |
------------------|-----------------------------------------------------------------------------------------------------------------
Employee Stock    |    $13.19   | 1/2/03  |           |  A  |    |  40,000|      |  12/31/03    |  1/2/13     | Common |    40,000
Option            |             |         |           |     |    |        |      |              |             | Stock  |
(right to buy) (1)|             |         |           |     |    |        |      |              |             |        |
------------------|-----------------------------------------------------------------------------------------------------------------
Employee Stock    |    $13.19   | 1/2/03  |           |  A  |    | 170,000|      |  12/31/04    |  1/2/13     | Common |   170,000
Option            |             |         |           |     |    |        |      |              |             | Stock  |
(right to buy) (1)|             |         |           |     |    |        |      |              |             |        |
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock    |    $13.19   | 1/2/03  |           |  A  |    |  90,000|      |  12/31/05    |  1/2/13     | Common |    90,000
Option            |             |         |           |     |    |        |      |              |             | Stock  |
(right to buy) (1)|             |         |           |     |    |        |      |              |             |        |
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------
  8. PRICE OF       |9. NUMBER OF   |10. OWNERSHIP    |11. NATURE      |
     DERIVATIVE     | DERIVATIVE    |    FORM OF      |    OF INDIRECT |
     SECURITY       | SECURITIES    |    DERIVATIVE   |    BENEFICIAL  |
     (INSTR. 5)     | BENEFICIALLY  |    SECURITY:    |    OWNERSHIP   |
                    | OWNED AT THE  |    DIRECT (D)   |    (INSTR. 4)  |
                    | END OF MONTH  |    OR INDIRECT  |                |
                    | (INSTR. 4)    |    (I)(INSTR.4) |                |
                    |               |                 |                |
                    |               |                 |                |
                    |               |                 |                |
                    |               |                 |                |
                    |               |                 |                |
  ------------------|---------------------------------------------------
                    |    600,000    |     (D)         |                |
                    |               |                 |                |
                    |               |                 |                |
  ------------------|---------------------------------------------------
                    |    600,000    |     (D)         |                |
                    |               |                 |                |
                    |               |                 |                |
  ------------------|---------------------------------------------------
                    |    600,000    |     (D)         |                |
                    |               |                 |                |
                    |               |                 |                |
  ------------------|---------------------------------------------------
                    |    600,000    |     (D)         |                |
                    |               |                 |                |
                    |               |                 |                |
  ----------------------------------------------------------------------
                    |    600,000    |     (D)         |                |
                    |               |                 |                |
                    |               |                 |                |
  ----------------------------------------------------------------------


Explanation of Responses:

(1) Represents shares received pursuant to Equity One's Dividend Reinvement Plan and Stock Purchase Plan.

(2) Represents shares purchased by Chaim and Shulamit Katzman as custodian for their children. The shares were purchased pursuant to Equity One's Dividend Reinvement Plan and Stock Purchase Plan.

(3) Represents shares purchased by Silver Maple (2001) Inc. ("Silver Maple") in a Private Placement pursuant to a common stock purchase agreement. The shares were purchased concurrently with the closing of Equity One's merger with IRT Property Company. Silver Maple is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Katzman is the President of Silver Maple.

(4) Represents shares purchased by MGN (America) Inc. ("MGN") in a Private Placement pursuant to a common stock purchase agreement. The shares were purchased concurrently with the closing of Equity One's merger with IRT Property Company. ("MGN.") is a member of a "group" with Mr. Katzman for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended . MGN is the wholly owned subsidiary of Gazit-Globe (1982) Ltd.. Mr. Katzman is the President of MGN.

(5) Represents shares received in connection with the merger of IRT Property Company ("IRT") with and into Equity One,Inc. effective on February 12, 2003. Mr. Katzman received .90 shares of Equity One for each IRT share owned on that date.

(6) Represents (i) 5,386,856 shares of record held by Ficus Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), a Canadian Corporation and indirectly controlled by Gazit-Globe (1982), Ltd. ("Gazit-Globe"). Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital; (ii) 6,780,081 shares of record held by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe; (iii) 3,612,405 shares of record held by Gazit (1995), Inc. a wholly-owned subsidiary of M.G.N. (USA), Inc. ("M.G.N. (USA)"); (iv) 4,790,504 shares held by M.G.N. (USA) a wholly-owned subsidiary of Gazit-Globe;
(v) 4,284,820 shares held of record by M.G.N. (America), Inc. a wholly-owned subsidiary of M.G.N. (USA);


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).


                            /s/ CHAIM KATZMAN              February 14, 2003
                        -------------------------------    -----------------
                        **Signature of Reporting Person           Date
                                Chaim Katzman

Note:  File three copies of this Form, one of which must be manually signed.

If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                       3